Subject to Completion

Preliminary Terms Supplement dated July 10, 2008

TERMS SUPPLEMENT (To general prospectus supplement and prospectus dated March 31, 2006)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132911

                     Warrants

Merrill Lynch & Co., Inc.

Consumer Price Index Warrants

Expiring July     , 2011

(the “Warrants”)

$10.00-$15.00 original public offering price per Warrant

The Warrants:

•

The Warrants are designed for investors who are seeking exposure to the Consumer Price Index and who anticipate that the level of the Consumer Price Index will increase from its starting level to its ending level by a percentage that will provide a satisfactory return on the investment. The ending level is scheduled to be determined on the fifth business day before the expiration date for the Warrants. The starting level will be equal to the level of the Consumer Price Index for the calendar month that is three months prior to the month in which the pricing date occurs, and will be set forth in the final terms supplement.

•

The Warrants may expire without value. Investors must therefore be willing to risk losing their entire purchase price for the Warrants. Investors should also have a view as to the direction, timing and magnitude of inflation and inflation rates, and anticipate that inflation will increase sufficiently, over the term of the Warrants.

•	You must have an options-approved account in order to purchase the Warrants.

•	The Warrants will not be listed on any securities exchange.

•	The Warrants will be unsecured contractual obligations of Merrill Lynch & Co., Inc. The Warrants will have the CUSIP No. .
•	The settlement date is expected to be July , 2008.

Exercise and payment upon exercise:

•	The Warrants are scheduled to be automatically exercised on the fifth business day prior to July , 2011, the expiration date for the Warrants.

•	You will not have the right to exercise your Warrants prior to the automatic exercise date.

•

The amount you receive on the expiration date per Warrant will be based upon the direction of and percentage change in the level of the Consumer Price Index over the term of the Warrants. If the Consumer Price Index:

•	has decreased or remained unchanged from its starting value determined on July , 2008, you will receive no payment; or

•	has increased, you will receive a payment per Warrant equal to the percentage increase multiplied by $100.

•

The Consumer Price Index must increase by at least 10.0% to 15.0% from the starting value to the ending value, depending on the issue price of the Warrants, in order for you to receive a payment on the expiration date at least equal to the original public offering price of the Warrant.

Information included in this terms supplement supersedes information in the accompanying general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Warrants involves risks that are described in the “ Risk Factors” section beginning on page TS-7 of this terms supplement.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

	Per Warrant	Total
Public offering price	$	$
Underwriting discount	$1.00	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this terms supplement or the accompanying general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this terms supplement is July     , 2008.

* Depending on the date the Warrants are priced for initial sale to the public, which may be in July or August 2008, the settlement date may occur in July or August 2008, the expiration date may occur in July or August 2011, and the starting value of the Consumer Price Index may refer to the level of the Consumer Price Index in April 2008 or May 2008.

Terms Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this terms supplement and the accompanying general prospectus supplement and prospectus to help you understand the Consumer Price Index Warrants Expiring July    , 2011 (the “Warrants”). You should carefully read this terms supplement and the accompanying general prospectus supplement and prospectus to fully understand the terms of the Warrants, the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (the “Consumer Price Index” or “CPI”), published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor, and the tax and other considerations that are important to you in making a decision about whether to invest in the Warrants. You should carefully review the “Risk Factors” section in this terms supplement, which highlights certain risks associated with an investment in the Warrants, to determine whether an investment in the Warrants is appropriate for you.

References in this terms supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Warrants?

The Warrants will be contractual obligations of ML&Co., with an original public offering price of between $10.00 and $15.00 per Warrant. The actual original public offering price will be set forth in the final terms supplement made available in connection with sales of the Warrants. The Warrants will not be secured by collateral and will rank equally with all other unsecured contractual obligations of ML&Co. and ML&Co.’s unsecured unsubordinated debt. The payment upon exercise of the Warrants is linked to the change in the level of the Consumer Price Index over the term of the Warrants. The Warrants are expected to expire on July , 2011 (the “Expiration Date”). Depending on the date the Warrants are priced for initial sale to the public (the “Pricing Date”), which may be in July or August 2008, the settlement date may occur in July or August 2008, the Expiration Date may occur in July or August 2011 and the Starting Value (as defined below) may be accordingly adjusted. Any references in this terms supplement to the Starting Value and the month in which the settlement date, exercise date or Expiration Date will occur is subject to change as specified above.

Each unit will represent a single Warrant with an original public offering price of between $10.00 and $15.00. You may transfer the Warrants only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Warrants in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Warrants. You should refer to the section entitled “Description of the Warrants—Depositary” in this terms supplement.

Are there any risks associated with my investment?

Yes, an investment in the Warrants is subject to risks, including the risk that you will lose your entire purchase price. Please refer to the section entitled “Risk Factors” in this terms supplement.

When are my Warrants subject to automatic exercise?

Your Warrants will be automatically exercised on the “Exercise Date“, which will be the fifth scheduled Business Day prior to the Expiration Date, which is expected to be July , 2011. See “Description of the Warrants—Exercise of Warrants” in this terms supplement.

May I exercise my Warrants prior to the automatic exercise date?

No. The Warrants are not exercisable at your option, and may not be exercised prior to the date on which they will be automatically exercised.

Will I receive interest payments on the Warrants?

No. You will not receive any interest on any amount owed on the Warrants. We will not make any payments on the Warrants prior to the Expiration Date.

What will I receive upon automatic exercise of my Warrants?

When the Warrants are automatically exercised, we will pay you the “Cash Settlement Amount” on the Expiration Date which will be an amount equal to the greater of:

(i) zero,

    or

(ii)	$100 ×	(	Ending Value – Starting Value	)
Starting Value

You will receive no payment if the Cash Settlement Amount is equal to zero. The Cash Settlement Amount cannot be less than zero.

The “Starting Value” will be equal to 214.823, the level of the Consumer Price Index for April 2008 (the calendar month that is 3 months prior to the month in which the Pricing Date occurs). If the Pricing Date occurs in August 2008, the Starting Value will be 216.632, the level of the Consumer Price Index for May 2008. The actual Starting Value will be set forth in the final terms supplement made available in connection with sales of the Warrants.

The “Ending Value” will equal the level of the Consumer Price Index for the calendar month that is 3 months prior to the month in which the Exercise Date (as defined below) occurs, as determined by the Calculation Agent.

The “Exercise Date” will be the fifth scheduled Business Day before the Expiration Date of the Warrants.

A “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in a foreign exchange and foreign currency deposits.

We will pay you a Cash Settlement Amount only if the Ending Value is greater than the Starting Value. Unless the Ending Value has increased by 10.0% to 15.0% from the Starting Value, depending on the original public offering price of the Warrants, the Cash Settlement Amount you receive, if any, will be less than the original public offering price of the Warrants (see the examples below) and your investment will result in a loss. If the Ending Value is less than or equal to the Starting Value upon exercise, the Cash Settlement Amount will be zero. If the Cash Settlement Amount is zero, you will sustain a total loss of your investment.

You should have a view as to the direction, timing and magnitude of inflation and inflation rates as measured by the Consumer Price Index, and anticipate that this inflation will increase sufficiently, over the term of the Warrants. As a general matter, before investing in the Warrants, you should be of the view that over the term of the Warrants, on average, the U.S. inflation rate as measured by the Consumer Price Index will be greater than approximately 3.33%-5.00% per year. The U.S. inflation rate for the month of May 2008 was 4.2% (from May 2007) or 0.84% (from May 1, 2008). The average annual U.S. inflation rate was 4.08% for 2007, 2.54% for 2006, 3.42% for 2005, 3.26% for 2004 and 1.88% for 2003.

For more specific information about the amount you will receive upon exercise of your Warrants, please see the section “Description of the Warrants—Cash Settlement Amount” in this terms supplement.

Examples

Set forth below are four examples of Cash Settlement Amount calculations, assuming a Starting Value of 214.823, the Consumer Price Index level for April 2008, and an original public offering price of $12.50 per Warrant, the midpoint of the range of $10.00 to $15.00 per Warrant.

Example 1—On the Exercise Date, the CPI level is 10% lower than the hypothetical Starting Value:

Hypothetical Starting Value: 214.823

Hypothetical Ending Value: 193.341

Cash Settlement Amount per Warrant = $100 x	(193.341 – 214.823)	= $	0.00	(Cash Settlement Amount cannot be less than zero)
214.823

Total Cash Settlement Amount per Warrant = $0.00 and the Warrant is worthless upon exercise.

Example 2—On the Exercise Date, the CPI level is 5% higher than the hypothetical Starting Value:

Hypothetical Starting Value: 214.823

Hypothetical Ending Value: 225.564

Cash Settlement Amount per Warrant = $100 x	(225.564 – 214.823)	= $	5.00
214.823

Total Cash Settlement Amount per Warrant = $5.00 and the exercise of the Warrant results in a payment that is less than the original public offering price of the Warrant.

Example 3—On the Exercise Date, the CPI level is 12.50% greater than the hypothetical Starting Value:

Hypothetical Starting Value: 214.823

Hypothetical Ending Value: 241.676

Cash Settlement Amount per Warrant = $100 x	(241.676 – 214.823)	= $	12.50
214.823

Total Cash Settlement Amount per Warrant = $12.50 and the exercise of the Warrant results in a payment that is equal to the original public offering price of the Warrant.

Example 4—On the Exercise Date, the CPI level is 20% greater than the hypothetical Starting Value:

Hypothetical Starting Value: 214.823

Hypothetical Ending Value: 257.788

Cash Settlement Amount per Warrant = $100 x	(257.788 – 214.823)	= $	20.00
214.823

Total Cash Settlement Amount per Warrant = $20.00 and the exercise of the Warrant results in a return over the original public offering price, over the term of the Warrant.

Who determines the level of the Consumer Price Index?

Merrill Lynch Capital Services, Inc., as calculation agent (the “Calculation Agent”), will determine the levels of the Consumer Price Index, including the Starting Value and the Ending Value, at all times during the term of the Warrants.

How has the Consumer Price Index performed historically?

We have included a table showing the historical monthly values of the Consumer Price Index from January 2003 through May 2008, in the section entitled “Consumer Price Index”. We have provided this historical information to help you evaluate the behavior of the Consumer Price Index in various economic environments; however, past behavior of the Consumer Price Index is not necessarily indicative of how the Consumer Price Index will perform in the future.

Who can buy the Warrants?

We are requiring that you have an options-approved account in order to purchase the Warrants. We recommend that you, as an investor in the Warrants, have experience with respect to options and options transactions. Please see “Risk Factors” in this terms supplement.

What about taxes?

The U.S. federal income tax consequences of an investment in the Warrants are complex and uncertain. By purchasing a Warrant, you and ML&Co. agree, in the absence of an administrative or judicial ruling to the contrary, to characterize and treat a Warrant for all tax purposes as an option. Under this characterization and tax treatment of the Warrants, you should be required to recognize taxable income, gain or loss to the extent that you receive any cash payments with respect to the Warrants. You should review the discussion under the section entitled “United States Federal Income Taxation” in this terms supplement.

Will the Warrants be listed on a stock exchange?

The Warrants will not be listed on any securities exchange and we do not expect a trading market for the Warrants to develop, which may affect the price that you receive for your Warrants upon any sale prior to the Expiration Date.

What price can I expect to receive if I sell the Warrants prior to the Expiration Date?

In determining the economic terms of the Warrants, and consequently the potential return on the Warrants to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Warrants. In structuring the economic terms of the Warrants, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Warrants.

If you sell your Warrants prior to the Expiration Date, you will receive a price determined by market conditions for the Warrants. This price may be influenced by many factors, such as changes in market expectations with respect to future rates of inflation and the volatility of interest rates. In addition, the price, if any, at which you could sell your Warrants in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Warrants, namely the underwriting discount paid in respect of the Warrants and other costs associated with the Warrants, and compensation for developing and hedging the product. Depending on the impact of these factors, you could receive less, and possibly significantly less than the original public offering price per Warrant if sold before the Expiration Date.

In a situation where there had been no movement in the rate of inflation and no changes in the market conditions or any other relevant factors from those existing on the date of this terms supplement, the price, if any, at which you could sell your Warrants in a secondary market transaction is expected to be lower than the original public offering price per Warrant. This is due to, among other things, our costs of developing, hedging and distributing the Warrants. Any potential purchasers for your Warrants in the secondary market are unlikely to consider these factors.

You should review the section entitled “Risk Factors—In seeking to provide investors with what we believe to be commercially reasonable terms for the Warrants while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Warrants. If a trading market develops for the Warrants (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Warrants on a date prior to the Expiration Date in this terms supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Warrants.

After the initial offering, MLPF&S currently intends to buy and sell Warrants to create a secondary market for holders of the Warrants, and may stabilize or maintain the market price of the Warrants during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch Capital Services, Inc.?

Merrill Lynch Capital Services, Inc. (“MLCS”) will be our agent for purposes of calculating, among other things, the Starting Value, the Ending Value and the Cash Settlement Amount per Warrant (in such capacity, the “Calculation Agent”). Under certain circumstances, these duties could result in a conflict of interest between MLCS as our subsidiary and its responsibilities as Calculation Agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read the other documents we have filed with the SEC, which you can find by referring to the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Warrants will involve a high degree of risk. For example, you may lose part or all of your initial investment. You should be prepared to sustain a total loss of the purchase price of your Warrants. We suggest that you, as a potential purchaser of Warrants, be experienced with respect to options and option transactions. You should carefully consider the following discussion of risks before deciding whether an investment in the Warrants is suitable for you.

The Warrants are long-term options and may expire worthless

Your Warrants will be automatically exercised on the Exercise Date and are not exercisable at your option. You will receive a cash payment upon automatic exercise only if the Warrants have a Cash Settlement Amount greater than zero on the date of exercise. On the Pricing Date, the Cash Settlement Amount of the Warrants will equal zero. The Warrants will be “in-the-money”, i.e., their Cash Settlement Amount will exceed zero, only if as of the date of automatic exercise, the Ending Value is greater than the Starting Value. You will be repaid the full amount of your investment only if the Consumer Price Index level has increased by 10.00% to 15.00% from the Starting Value, depending on the original public offering price of the Warrants. For example, assuming an original public offering price of $12.50 and a Starting Value of 214.823 (the Consumer Price Index level for April 2008), the Ending Value would have to be equal to or greater than 241.676 in order for you to receive a payment at expiration of at least $12.50 per Warrant.

If the Ending Value is less than or equal to the Starting Value on the date of automatic exercise, the Warrants will expire worthless and you will have sustained a total loss of the purchase price of your Warrants. You should therefore be prepared to sustain a total loss of the purchase price of your Warrants.

The initial public offering price of the Warrants may be higher than the price a commercial user might pay in certain circumstances

The initial public offering price of the Warrants may be greater than the price a commercial user of, or dealer in, options on the Consumer Price Index might pay for a comparable option.

You must rely on your own evaluation of the merits of an investment linked to the Consumer Price Index

In the ordinary course of their businesses, affiliates of ML&Co. may from time to time express views on expected movements in the Consumer Price Index, and these views may be communicated to clients of our affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to the Consumer Price Index may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Consumer Price Index from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

The value of the Warrants is closely related to changes in the level of the Consumer Price Index

The Warrants provide opportunities for investment but also pose risks to you as a result of fluctuations in the value of the underlying investment. In general, certain risks associated with the Warrants are similar to those applicable to other options or warrants of private corporate issuers. You may lose your entire investment. This risk reflects the nature of a Warrant as an asset which tends to decline in value over time and which may, depending on the relative levels of the Consumer Price Index, be worthless when it expires. A Warrant will be “out-of-the-money” when the Ending Value is less than or equal to the Starting Value. Assuming all other factors are held constant, the more a Warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that you will lose all of your investment.

Since Warrants may become worthless upon expiration, you must generally be correct about the direction, timing and magnitude of anticipated changes in the level of the Consumer Price Index in order to recover and realize a return upon your investment. If the level of the Consumer Price Index does not increase by at least an extent sufficient to cover the original public offering price of the Warrants before the Exercise Date (i.e., by at least 10% - 15%, depending on the original purchase price of the Warrants), you will lose all or a part of your investment in the Warrants upon expiration.

You should have a view as to the direction, timing and magnitude of inflation and inflation rates as measured by the Consumer Price Index, and anticipate that this inflation will increase sufficiently, over the term of the Warrants. As a general matter, before investing in the Warrants, you should be of the view that over the term of the Warrants, on average, the U.S. inflation rate as measured by the Consumer Price Index will be greater than approximately 3.33%-5.00% per year. The average annual U.S. inflation rate was 4.08% for 2007, 2.54% for 2006, 3.42% for 2005, 3.26% for 2004 and 1.88% for 2003.

The Warrants are suitable only for investors with options-approved accounts

We are requiring that the Warrants be sold only to investors with options-approved accounts. We suggest that investors considering purchasing Warrants be experienced with respect to options and option transactions and reach an investment decision only after carefully considering, with their advisers, the suitability of the Warrants in light of their particular circumstances. You should be prepared to sustain a total loss of the purchase price of your Warrants.

The Warrants are not standardized options issued by the Options Clearing Corporation

The Warrants are not standardized options issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of Warrants must look solely to ML&Co. for performance of its obligations to pay the Cash Settlement Amount, if any, on the exercise of the Warrants. Further, the market for the Warrants is not expected to be generally as liquid as the market for OCC standardized options.

The Warrants are unsecured contractual obligations of ML&Co. and will rank equally with ML&Co.’s other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co., and its creditors, including the Warrant holders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S to ML&Co., are restricted by net capital requirements under the Securities Exchange Act of 1934 (the “Exchange Act”), and under rules of certain exchanges and other regulatory bodies.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Warrants while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Warrants. If a trading market develops for the Warrants (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Warrants on a date prior to the Expiration Date

The Warrants will not be listed on any securities exchange and we do not expect a trading market for the Warrants to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Warrants offered for sale to it by holders of the Warrants, it is not required to do so and may cease making those bids at any time. In addition, while we describe in this terms supplement how you can determine the value of the Consumer Price Index from publicly available information, we will not publish the level of the Consumer Price Index over the term of the Warrants and this may limit the trading market for the Warrants. The limited trading market for your Warrants may affect the price that you receive for your Warrants if you do not wish to hold your investment until the Expiration Date.

In determining the economic terms of the Warrants, and consequently the potential return on the Warrants to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Warrants. In structuring the economic terms of the Warrants, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If MLPF&S makes a market in the Warrants, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Warrants in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Warrants, namely the underwriting discount paid in respect of the Warrants and other costs associated with the Warrants, including compensation for developing and hedging the product. This quoted price could be higher or lower than the original public offering price of between $10.00 and $15.00 per Warrant. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Warrants. MLPF&S is not obligated to make a market in the Warrants.

Assuming the level of the CPI remains at a level that would yield investors an amount that would be equal to the original public offering price, and there is no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Warrants in a secondary market transaction is expected to be lower than the original public offering price per Warrant. This is due to, among other things, the fact that the original public offering price per Warrant included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Warrants.

Many factors affect the trading value of the Warrants; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Warrants will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Warrants caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Warrants caused by another factor. The following paragraphs describe the expected impact on the trading value of the Warrants given a change in a specific factor, assuming all other conditions remain constant.

Changes in market expectations with respect to future rates of inflation are expected to affect the trading value of the Warrants. We expect that market expectations with respect to future rates of inflation will have a significant effect on the Consumer Price Index and, thus the trading value of the Warrants. Expectations that the rate of inflation will increase, or will remain at a relatively high level, may be expected to increase the trading value of the Warrants. Expectations that the rate of inflation will decrease, or will remain at a relatively low level, may be expected to decrease the trading value of the Warrants.

Changes in the levels of real interest rates are expected to affect the trading value of the Warrants. As changes in the level of the CPI is expected to impact levels of real interest rates, we expect that the changes in real interest rates will affect the trading value of the Warrants. The magnitude and frequency of interest rate fluctuations may adversely impact the trading value of the Warrants.

Changes in our credit ratings may affect the trading value of the Warrants. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Warrants. However, because the return on your Warrants is dependent upon factors in addition to our ability to pay our obligations under the Warrants, such as the percentage increase, if any, in the level of the Consumer Price Index over the term of the Warrants, an improvement in our credit ratings will not reduce the other investment risks related to the Warrants.

As the time remaining to the Expiration Date of the Warrants decreases, the “time premium” associated with the Warrants is expected to decrease. We anticipate that before the Expiration Date, the Warrants may trade at a value above that which would be expected based on the Consumer Price Index. This difference will reflect a “time premium” due to expectations concerning the Consumer Price Index prior to the Expiration Date of the Warrants. However, as the time remaining to the Expiration Date of the Warrants decreases, we expect that this time premium will decrease, lowering the trading value of the Warrants.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Warrants of a given change in some of the factors listed above will be less if it occurs later in the term of the Warrants than if it occurs earlier in the term of the Warrants. We expect, however, that the effect on the trading value of the Warrants of a given change in the Consumer Price Index will be greater if it occurs later in the term of the Warrants than if it occurs earlier in the term of the Warrants.

Potential conflicts of interest could arise

MLCS, our subsidiary, is our agent for the purposes of determining, among other things, the Starting Value, the Ending Value and Cash Settlement Amount. Under certain circumstances, MLCS as our subsidiary and its responsibilities as Calculation Agent for the Warrants could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of the Consumer Price Index. MLCS is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control MLCS, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Cash Settlement Amount on the Expiration Date on the Warrants. We may seek competitive terms in entering into the hedging arrangements for the Warrants, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences

You should consider the tax consequences of investing in the Warrants, aspects of which are complex and uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE WARRANTS

An aggregate of            Warrants will be issued, each with an original public offering price of between $10.00 and $15.00 per Warrant. The Warrants are contractual obligations controlled by a Warrant Agreement (the “Warrant Agreement”) dated July    , 2008, between ML&Co. and The Bank of New York Mellon, as Warrant Agent (the “Warrant Agent”). The following statements about the Warrants summarize the detailed provisions of the Warrant Agreement. Wherever we refer to particular provisions of the Warrant Agreement or its terms, those provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by those references.

You will not receive any interest on any amount owed on the Warrants. The Warrants will expire on July , 2011 (the “Expiration Date”). The Warrants will be automatically exercised on the Exercise Date, as set forth under “—Exercise of Warrants”. You will receive the Cash Settlement Amount, if any, on the Expiration Date.

The Warrants are unsecured contractual obligations of ML&Co. and will rank equally with its other unsecured contractual obligations and with its unsecured and unsubordinated debt. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the Warrant holders, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies. The CUSIP number for the Warrants is            .

Exercise of Warrants

The Warrants are not exercisable at the option of the holder. The Warrants will be automatically exercised on the “Exercise Date”, will be the fifth scheduled Business Day prior to the Expiration Date; provided that if such day is determined not to be a Business Day, the immediately succeeding Business Day shall be the Exercise Date, and if no Business Day occurs prior to the day that is currently scheduled to be the second Business Day prior to the Expiration Date, the Exercise Date will be such second scheduled Business Day regardless of whether such day ultimately is a Business Day.

Cash Settlement Amount

The “Cash Settlement Amount” for each Warrant you own will be equal to the greater of:

(i) zero,

    or

(ii)	$100 ×	(	Ending Value – Starting Value	)
Starting Value

The Cash Settlement Amount cannot be less than zero. You will never owe us any payments with respect to the Warrants you own.

The “Starting Value” is expected to equal to 214.823, the level of the Consumer Price Index for April 2008 (the calendar month that is 3 months prior to the date the Warrants are priced for initial sale to the public (the “Pricing Date”)). However, if the Pricing Date occurs in August 2008, the Starting Value will be 216.632, the level of the Consumer Price Index for May 2008. The actual Starting Value will be set forth in the final terms supplement made available in connection with sales of the Warrants.

The “Ending Value” will equal the level of the Consumer Price Index for the calendar month that is 3 months prior to the month in which the Exercise Date occurs, as determined by the Calculation Agent as described in this terms supplement.

A “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Warrants.

Early exercise upon the occurrence of certain events

The Warrants may expire on the date of occurrence of certain events in bankruptcy, insolvency or reorganization involving ML&Co. and the Warrants will be automatically exercised as of the Business Day immediately preceding such date. In such events, the Ending Value will equal the level of the Consumer Price Index for the calendar month that is three months prior to the month in which automatic exercise occurs. The Cash Settlement Amount, if any, determined as provided under “—Cash Settlement Amount”, of such automatically exercised Warrants would be due and payable on the seventh Business Day following such date. Settlement would otherwise occur as described under “—DTC Procedures”.

Modification

The Warrant Agreement and the terms of the Warrants may be amended by ML&Co. and the Warrant Agent without the consent of the beneficial owners of any Warrants for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the Warrant Agreement or the terms of the Warrants, or in any other manner which ML&Co. may deem necessary or desirable and which will not materially and adversely affect the interests of the beneficial owners of the Warrants.

ML&Co. and the Warrant Agent also may modify or amend the Warrant Agreement and the terms of the Warrants, with the consent of the beneficial owners of not less than a majority of the then outstanding Warrants affected, provided that no modification or amendment that changes the Starting Value, changes how the Ending Value is calculated or changes the Exercise Date so as to adversely affect the beneficial owners, or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the number of outstanding Warrants, the consent of whose beneficial owners is required for modification or amendment of the Warrant Agreement or the terms of the Warrants, may be made without the consent of all the beneficial owners of Warrants affected by these changes.

Depositary

Description of the Global Warrants

Upon issuance, all of the Warrants will be represented by one or more fully registered global Warrants. Each global Warrant will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the “depositary”), as depositary, and registered in the name of Cede & Co., DTC’s partnership nominee. Unless and until it is exchanged in whole or in part for Warrants in definitive form, no global Warrant may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of its successor.

So long as DTC, or its nominee, is a registered owner of a global Warrant, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by the global Warrant for all purposes under the Warrant Agreement. Except as provided below, the beneficial owners of the Warrants represented by a global Warrant will not be entitled to have the Warrants represented by the global Warrant registered in their names, will not receive or be entitled to receive physical delivery of the Warrants in definitive form and will not be considered the owners or holders of the Warrants under the Warrant Agreement, including for purposes of receiving any reports delivered by ML&Co. or the Warrant Agent pursuant to the Warrant Agreement. Accordingly, each person owning a beneficial interest in a global Warrant must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Warrant Agreement. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under the Warrant Agreement, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and these participants would authorize beneficial owners owning through these participants to give or take any action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC Procedures

The following is based on information furnished by DTC:

DTC will act as securities depositary for the Warrants. The Warrants will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One or more fully registered global Warrants will be issued for the Warrants and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the NASD. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the Warrants under DTC’s system must be made by or through direct participants, which will receive a credit for the Warrants on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which these beneficial owners entered into the transaction. Transfers of ownership interests in the Warrants are to be made by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all Warrants deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Warrants with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Warrants; DTC’s records reflect only the identity of the direct participants to whose accounts the Warrants are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the Warrants. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Warrants are credited on the record date.

Principal, premium, if any, and/or interest, if any, payments made in cash on the Warrants will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depositary’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the Warrant Agent or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the Warrant Agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

Exchange for certificated Warrants

If:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days;

•	ML&Co. executes and delivers to the Warrant Agent a company order to the effect that the global Warrants shall be exchangeable; or

•	ML&Co. is subject to certain events in bankruptcy, insolvency or reorganization the global Warrants will be exchangeable for Warrants in definitive form of like tenor. These definitive Warrants will be registered in the name or names as the depositary shall instruct the Warrant Agent. It is expected that the instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global Warrants.

DTC may discontinue providing its services as securities depositary with respect to the Warrants at any time by giving reasonable notice to ML&Co. or the Warrant Agent. Under these circumstances, in the event that a successor securities depositary is not obtained, Warrant certificates are required to be printed and delivered. ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary. In that event, Warrant certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for the accuracy of this information.

Same-Day Settlement and Payment

Settlement for the Warrants will be made by the underwriter in immediately available funds. ML&Co. will make all payments of the Cash Settlement Amount in immediately available funds so long as the Warrants are maintained in book-entry form.

CONSUMER PRICE INDEX

The “Consumer Price Index” for purposes of the Warrants is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The Consumer Price Index is expressed in relative terms in relation to the 1982-1984 time base reference period for which the level of Consumer Price Index was set at 100. The Consumer Price Index for any given month is published during the following month.

The Consumer Price Index is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Bureau of Labor Statistics to take into account changes in consumer expenditure patterns.

The level of the Consumer Price Index for any given month will be the value reported on Bloomberg page CPURNSA or any successor service or successor page thereto. If the relevant values for the Consumer Price Index are not available on Bloomberg page CPURNSA or on a successor page or successor service on or before any Interest Reset Date, such value will be determined in the sole discretion of the Calculation Agent.

The following table sets forth the monthly level of the Consumer Price Index from January 2003 to May 2008, as reported by the Bureau of Labor Statistics and reported on Bloomberg page CPURNSA. This historical data is presented for informational purposes only. Past movements of the Consumer Price Index are not necessarily indicative of future values.

	2003	2004	2005	2006	2007	2008
January	181.7	185.2	190.7	198.3	202.4	211.08
February	183.1	186.2	191.8	198.7	203.5	211.69
March	184.2	187.4	193.3	199.8	205.4	213.53
April	183.8	188.0	194.6	201.5	206.7	214.82
May	183.5	189.1	194.4	202.5	207.9	216.63
June	183.7	189.7	194.5	202.9	208.4
July	183.9	189.4	195.4	203.5	208.3
August	184.6	189.5	196.4	203.9	208.0
September	185.2	189.9	198.8	202.9	208.5
October	185.5	190.9	199.2	201.8	208.9
November	184.5	191.0	197.6	201.5	210.2
December	184.3	190.3	196.8	201.8	210.0

The following graph sets forth the monthly historical performance of the Consumer Price Index in the period from January 2003 to May 2008. Past performance of the Consumer Price Index is not necessarily indicative of the future performance of the Consumer Price Index or what the value of the Warrants may be. Any historical upward or downward trend in the level of the Consumer Price Index during any period set forth below is not an indication that the Consumer Price Index is more or less likely to increase or decrease at any time over the term of the Warrants.

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is based upon the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the United States federal income taxation of instruments such as the Warrants is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Warrants held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, entities that are classified as partnerships, tax-exempt entities, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding Warrants in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax, or persons holding Warrants as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers. If a partnership holds the Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Warrants should consult their own advisors. Moreover, all persons considering the purchase of the Warrants should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Warrants arising under the laws of any other taxing jurisdiction.

As used in this terms supplement, the term “U.S. Holder” means a beneficial owner of a Warrant that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Warrant is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Warrant that is not a U.S. Holder.

General

The United States federal income tax treatment of the Warrants will depend upon how the Warrants are characterized for United States federal income tax purposes and the United States federal income tax consequences of the purchase, ownership and disposition of the Warrants could differ significantly depending upon whether the Warrants are characterized as “options” or as some financial instrument other than an option. Prospective investors in the Warrants should be aware that there are no statutes, regulations, published rulings or judicial decisions involving the characterization, for United States federal income tax purposes, of securities with terms identical to the Warrants. Although there is no authority directly addressing the proper United States federal income tax characterization of instruments with terms identical to the Warrants, in the opinion of Tax Counsel, the Warrants should be characterized as “options” for United States federal income tax purposes. In the absence of an administrative determination or judicial decision requiring an alternative characterization, ML&Co. intends to characterize and treat the Warrants as “options” for all tax purposes.

U.S. Holders

Assuming that the Warrants are characterized as “options” for United States federal income tax purposes, then Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”), could apply to the Warrants. Section 1256 of the Code requires that certain financial contracts, including “non-equity” options, be “marked-to-market” on the last business day of a U.S. Holder’s taxable year. In addition to certain other requirements, for purposes of Section 1256 of the Code, an option will only be treated as a “non-equity” option if the option is traded on (or subject to the rules of) a qualified board or exchange. Although there is no authority directly addressing the United States federal income taxation of instruments with terms identical to the Warrants, since the Warrants will not be listed on any securities exchange and it is not expected that a trading market for the Warrants will develop, the Warrants should not be treated as “non-equity” options for purposes of Section 1256 of the Code, and as a result section 1256 of the Code should not apply to the Warrants. Accordingly, a U.S. Holder of a Warrant should not be required to mark a Warrant to market and should be required to recognize taxable gain or loss with respect to a Warrant only upon the sale, exchange, exercise or expiration of the Warrant. Upon a sale, exchange, exercise or expiration of a Warrant, a U.S. Holder should be required to recognize taxable gain or loss in an amount equal to the difference between the amount realized upon such sale, exchange, exercise or expiration and the U.S. Holder’s tax basis in the Warrant. A U.S. Holder’s tax basis in a Warrant generally will equal such U.S. Holder’s initial investment in the Warrant. Such gain or loss would generally be treated as long-term capital gain or loss if the Warrant was held by the U.S. Holder for more than one year at the time of such sale, exchange, exercise or expiration.

If the Warrants are not characterized as “options” for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Warrants could differ from the treatment discussed above with the result that the timing and character of income, gain or loss recognized by a U.S. Holder with respect to a Warrant could differ from the timing and character of income, gain or loss recognized with respect to a Warrant had the Warrants been treated as “options” for United States federal income tax purposes. In light of the uncertainty concerning the proper United States federal income tax characterization of the Warrants, prospective investors are urged to consult their own tax advisors as to the proper characterization and treatment of the Warrants for United States federal income tax purposes.

ML&Co., where required, currently intends to report any gross proceeds received upon the sale, exchange or exercise of a Warrant on an IRS Form 1099-B.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Warrants are uncertain. Nevertheless, in general, if the Warrants are held for investment purposes, the amount of income or gain, if any, realized on the Expiration Date or upon a sale or exchange of a Warrant prior to the Expiration Date will not constitute unrelated business taxable income. However, if a Warrant constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Warrant to purchase the Warrant, all or a portion of any income or gain realized with respect to such Warrant may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Warrants should be aware that whether or not any income or gain realized with respect to a Warrant which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Warrants that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Warrants.

Non-U.S. Holders

Based on the characterization and tax treatment of each Warrant as an option, in the case of a non-U.S. Holder, a payment made with respect to a Warrant on the Expiration Date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements, if any, and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any gain realized upon the sale or other disposition of a Warrant by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and such individual does not have a “tax home” (as defined for United States federal income tax purposes) in the United States.

Under current law, the fair market value of a Warrant may be includible in the estate of an individual non-U.S. Holder for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual non-U.S. Holders should consult their own tax advisors concerning the United States federal estate tax consequences, if any, of investing in the Warrants.

As discussed above, alternative characterizations and tax treatments of the Warrants for U.S. federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Warrants, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Warrants to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Warrants should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Warrant may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Warrants by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Warrants are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Warrants. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Warrants may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Warrants or any interest in the Warrants will be deemed to have represented by its purchase and holding of the Warrants that it either (1) is not a plan or a plan asset entity and is not purchasing those Warrants on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Warrants or any interest in the Warrants which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Warrants that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Warrants on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Warrants will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Cash Settlement Amount, if any.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Warrants directly to the public on a fixed price basis at the offering prices set forth on the cover page of this terms supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Warrants if any are taken.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Warrants. Accordingly, offerings of the Warrants will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this terms supplement and the accompanying general prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Warrants but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

EXPERTS

The consolidated financial statements incorporated by reference in this terms supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Business Day	TS-3
Calculation Agent	TS-5
Cash Settlement Amount	TS-3
Ending Value	TS-3
Exercise Date	TS-3
Expiration Date	TS-3
Consumer Price Index	TS-5
Warrants	TS-1
OCC	TS-8
Pricing Date	TS-3
Starting Value	TS-3

                     Warrants

Merrill Lynch & Co., Inc.

Consumer Price Index Warrants

Expiring July     , 2011

(the “Warrants”)

$10.00-$15.00 original public offering price per Warrant

TERMS SUPPLEMENT

Merrill Lynch & Co.

July     , 2008